Exhibit 10.3

AMENDMENT TO THE

RTI INTERNATIONAL METALS, INC. SUPPLEMENTAL PENSION PROGRAM

RTI International Metals, Inc. (the “Company”) acting pursuant to the amendment authority of Section 6.01 of the RTI International Metals, Inc. Supplemental Pension Program (the “Plan”), hereby amends such Plan to provide for the governance structure set forth in the RTI International Metals, Inc. Employee Benefits Committee Charter which was adopted by the Company on October 26, 2012 to be effective January 1, 2013, as follows.

1. Plan Section 2.01 is amended by restating such Section as follows:

““Administrator” shall mean the Employee Benefits Committee as described in the Charter.”

2. The following new section is added to the Plan:

“2.19	“Charter” shall mean the RTI International Metals, Inc. Employee Benefits Committee Charter, which was adopted on October 26, 2012 by the Board, and as subsequently amended from time to time and which is incorporated by reference herein.”

3. The following new Section 3.04 is added to the Plan:

“3.04	Membership, Procedures, Rules and Responsibilities. This Section 3.04 shall be effective on and after January 1, 2013 to implement the provisions of the Charter. The Administrator shall be the Employee Benefits Committee as described under the Charter. The initial appointment and the selection of new and replacement of the Employee Benefits Committee members shall be made as described under the Charter. The duties, responsibilities, procedures and rules of the Employee Benefits Committee are described in the Charter and incorporated by reference herein. Notwithstanding any contrary Plan provision, the provisions of the Charter shall control with respect to the administration, operation, amendment or termination of the Plan. The Employee Benefits Committee shall rely upon the records of the Company with respect to any factual matters dealing with the employment of an Eligible Employee.”

4. Plan Section 6.01 is amended by adding the following sentence at the end of such Section:

“Notwithstanding any contrary provision in this Section 6.01, effective January 1, 2013, the Charter describes the Plan amendment authority reserved by the Company and that which is delegated to the Administrator.”

5. Plan Section 6.02 is amended by adding the following sentence at the end of such Section:

“Notwithstanding any contrary provision in this Section 6.02, effective January 1, 2013, the Charter describes the Plan termination authority reserved by the Company and that which is delegated to the Administrator.”

IN WITNESS WHEREOF, this Amendment is hereby adopted on this 23rd day of July, 2013 and to be effective on the date first written above.

Employee Benefits Committee for the RTI International Metals, Inc. Supplemental Pension Program

By:	/s/ Jeffery J. Smith	By:	/s/ David Z. Paull
	Jeffery J. Smith		David Z. Paull

By:	/s/ Michael B. Shaughnessy	By:	/s/ Brian M. Vondran
	Michael B. Shaughnessy		Brian M. Vondran

By:	/s/ Loretta L. Benec
Loretta L. Benec

RTI International Metals, Inc.

By:	/s/ Chad Whalen
Its: General Counsel